Filed under Rule 433
File No. 333-224366-01

Final Term Sheet

Arizona Public Service Company

$300,000,000 4.25% Notes due 2049

February 26, 2019

Issuer:	Arizona Public Service Company

Expected Ratings:	A2 / A- / A (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	February 26, 2019

Settlement Date:	February 28, 2019 (T+2)

Security:	4.25% Notes due 2049

Principal Amount:	$300,000,000

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2019

Maturity Date:	March 1, 2049

Interest Rate:	4.25%

Benchmark Treasury:	3.375% due November 15, 2048

Benchmark Treasury Price / Yield:	107-10 / 3.001%

Spread to Benchmark Treasury:	+125 basis points

Yield to Maturity:	4.251%

Public Offering Price:	99.983% per note

Optional Redemption:	Make-whole call at any time prior to September 1, 2048 at Treasury rate plus 20 basis points and, thereafter, at par

CUSIP/ISIN:	040555CY8 / US040555CY86

Joint Book-Running Managers:	Barclays Capital Inc.
Mizuho Securities USA LLC
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC

Senior Co-Manager:	KeyBanc Capital Markets Inc.

Co-Managers:	Drexel Hamilton, LLC
Penserra Securities LLC

Arizona Public Service Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Arizona Public Service Company has filed with the SEC for more complete information about Arizona Public Service Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Arizona Public Service Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, Mizuho Securities USA LLC toll-free at (866) 271-7403, SunTrust Robinson Humphrey, Inc. toll-free at (800) 685-4786 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.